EXHIBIT 99.1

News Release

Broadcom Business Press Contact Bill Blanning Sr. Director, Corporate Communications 949-926-5555 blanning@broadcom.com	Broadcom Investor Relations Contact Glenn Josephson Director, Investor Relations 949-926-5663 glennj@broadcom.com

Broadcom Names Robert E. Switz to Its Board of Directors

IRVINE, Calif. — June 2, 2003 — Broadcom Corporation (Nasdaq: BRCM) today announced the appointment of Robert E. Switz to its Board of Directors.

Mr. Switz, 56, is Executive Vice President and Chief Financial Officer of Minneapolis-based ADC Telecommunications, Inc., a $1.1 billion supplier of transmission and network systems for voice, data, video and wireless services. Mr. Switz, who is also a member of ADC’s Office of the Chairman, has served as ADC’s CFO since 1994, and was President and CEO of ADC’s Broadband Access and Transport Group from 2000-2001.

From 1988 to 1994, Mr. Switz was Chief Financial Officer of Burr-Brown Corporation, a Tucson-based manufacturer of precision microelectronics and systems products that is now part of Texas Instruments Incorporated. In addition to his CFO role, he served Burr-Brown in several other senior executive capacities, including Vice President of European Operations, Ventures and Finance, where he oversaw manufacturing, product design, sales and marketing for nine European subsidiaries.

Prior to joining Burr-Brown, Mr. Switz worked in executive finance positions at several other private and public companies including Gulfstar Incorporated (acquired by Viking Corporation in 1987), PepsiCo Inc., AMF Inc. and Olin Corporation.

Mr. Switz received a bachelor’s degree in Marketing and Economics from Quinnipiac University and an M.B.A. in Finance from the University of Bridgeport, both in Connecticut. In addition to Broadcom, he currently serves as a director of publicly-traded Hickory Tech Corporation. In 1999, CFO Magazine awarded Mr. Switz the 1999 CFO Excellence Award for Managing External Stakeholders.

“Bob Switz’s many years of experience in operations and finance with a range of high technology, consumer products and industrial products manufacturing companies, plus his extensive international experience, make him an excellent addition to Broadcom’s Board of Directors,” said Alan E. “Lanny” Ross, Broadcom’s President and CEO, and a member of the Board.

With the new addition, Broadcom’s Board of Directors now has six members, including four independent directors. The members are Dr. Henry Samueli, Broadcom’s co-founder, Chairman and Chief Technical Officer; Mr. Ross; George L. Farinsky; John Major; Werner F. Wolfen and Mr. Switz.

About Broadcom

Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related hardware and software applications for every major broadband communications market. Our diverse product portfolio includes solutions for digital cable and satellite set-top boxes; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; home and wireless networking; cellular and terrestrial wireless communications; Voice over Internet Protocol (VoIP) gateway and telephony systems; broadband network processors; and SystemI/O™ server solutions. These technologies and products support our core mission: Connecting everything®.

Broadcom is headquartered in Irvine, Calif., and may be contacted at 1-949-450-8700 or at www.broadcom.com.

Broadcom®, the pulse logo, Connecting Everything® and SystemI/O™ are trademarks of Broadcom Corporation and/or its affiliates in the United States and certain other countries. All other trademarks mentioned are the property of their respective owners.

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